HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended October 31, 2004	Fiscal Year Ended October 31, 2004

Cash flows from operating activities:
Net earnings	$1,091	$3,497

Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	602	2,395
Provision for bad debt and inventory	175	465

Losses (gains) on investments	1	(4)
In-process research and development charges	--	37
Acquisition-related charges	24	54
Restructuring charges	13	114
Deferred taxes on earnings	(191)	26
Other, net	72	93

Changes in assets and liabilities:
Accounts and financing receivables	(1,716)	(696)
Inventory	(391)	(1,341)
Accounts payable	846	3
Taxes on earnings	179	(32)
Other assets and liabilities	1,348	1,078
Restructuring	(66)	(601)

Net cash provided by operating activities	1,987	5,088

Cash flows from investing activities:
Investment in property, plant and
equipment, net	(739)	(2,126)
Proceeds from sale of property, plant
and equipment	99	447
Purchases of investments	(204)	(715)
Maturities and sales of investments	279	1,064
Net cash paid for business acquisitions,
net of acquisition costs	(277)	(1,124)

Net cash used in investing activities	(842)	(2,454)

Cash flows from financing activities:
Increase (decrease) in notes payable and
short-term borrowings, net	7	(172)
Issuance of long-term debt	--	9
Payment of long-term debt	(61)	(285)
Issuance of common stock under employee
plans	32	570
Repurchase of common stock	(2,205)	(3,309)
Dividends	(240)	(972)

Net cash used in financing activities	(2,467)	(4,159)

Decrease in cash and cash equivalents	(1,322)	(1,525)
Cash and cash equivalents at beginning of period	13,985	14,188

Cash and cash equivalents at end of period	$12,663	$12,663